Exhibit 99.1

Earnings Release

Paysign, Inc. Reports First Quarter 2025 Financial Results

•	First quarter 2025 total revenues of $18.60 million, up 41.0% from first quarter 2024

•	First quarter 2025 net income of $2.59 million, or diluted earnings per share of $0.05, versus net income of $309 thousand, or diluted earnings per share of $0.01, for first quarter 2024

•	First quarter 2025 Adjusted EBITDA of $4.96 million, up 193.3% from $1.69 million a year ago, while diluted Adjusted EBITDA per share was $0.09 versus $0.03 for first quarter 2024[1]

•	Total plasma center count increased by four net centers during first quarter 2025, exiting the quarter with 484 centers; revenue per plasma center decreased to $6,517 compared to $7,414 for the same period last year; year-over-year plasma revenue decreased 9.2%

•	Added 14 net patient affordability programs during first quarter 2025, exiting the quarter with 90 active programs; number of processed claims increased over 160% over the same period last year; year-over-year pharma patient affordability revenue increased 260.8%

•	Exited the quarter with $6.85 million of unrestricted cash and zero bank debt while repurchasing 100,000 shares of common stock for $376 thousand

•	First quarter 2025 gross dollar load volume and gross spend volume were down 4.5% and 9.4%, respectively, over first quarter 2024

 1Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

HENDERSON, Nev. – May 8, 2025 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the first quarter 2025.

“Q1 2025 was another exceptional quarter for Paysign, as we achieved record revenue, operating income and Adjusted EBITDA.” said Mark Newcomer, President and CEO of Paysign. “We delivered 41.0% year-over-year revenue growth and a 193.3% increase in Adjusted EBITDA, along with a 10.3 percentage point expansion in gross margins. Our patient affordability business once again outperformed expectations, delivering an impressive 260.8% revenue increase compared to the first quarter of 2024. We ended the quarter with 90 active patient affordability programs, adding 14 net patient affordability programs during the quarter. Our pipeline remains robust, and we are extremely confident that the business will continue its current growth trajectory.”

“Looking ahead, we are focused on unlocking the full potential of our recent Gamma Innovation acquisition, by streamlining operations and expanding the capabilities of our platform. By integrating engagement technology into our existing payment solutions, we are well-positioned to deliver greater value to our customers and drive long-term growth, particularly within the plasma, pharmaceutical, and broader healthcare industries.”

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2025 First Quarter Results

The following additional details are provided to aid in understanding Paysign’s first quarter 2025 results versus first quarter 2024:

•	Total revenues increased 41.0%, or $5.41 million. The increase was attributable to the following factors:

o	Plasma revenue decreased $958 thousand, or 9.2%, primarily due to reduced revenue per plasma center, plasma donations and dollars loaded to cards. Total plasma center count increased by four net centers during first quarter 2025, exiting with 484 centers. The decline in plasma revenue is predominately due to an industry-wide oversupply in plasma inventories.
o	Pharma patient affordability revenue increased $6.23 million, or 260.8%, primarily due to the growth and launch of new pharma patient affordability programs and seasonally strong processed claim volume. We added 33 net patient affordability programs during 2024 and 14 during the first quarter of 2025, exiting the quarter with 90 active programs. Processed claims increased over 160%.
o	Other revenue increased by $136 thousand, or 31.4%, primarily due to the growth in our retail, payroll and other prepaid disbursement programs.

•	Cost of revenues increased 10.5%, or $656 thousand, compared to the same period in the prior year. Cost of revenues is comprised of transaction processing fees, data connectivity and data center expenses, network fees, bank fees, card production and postage costs, customer service, program management, application integration setup and sales and commission expense. The increase in cost of revenues consisted primarily of (i) increased customer care expense of approximately $379 thousand associated primarily with the growth in our pharma patient affordability programs, wage inflation pressures, a tight labor market and increased benefit costs; (ii) increased third-party program management fees of approximately $366 thousand associated with our pharma patient affordability programs; and (iii) increased sales commission expense of approximately $255 thousand related to the increase in overall revenue for programs in which we pay commission expenses. These increases were offset predominantly by decreased usage of our card programs and related fees of approximately $124 thousand in network fees, approximately $114 thousand of rebate costs, a decline in postage of approximately $64 thousand and a decline in other costs of approximately $42 thousand.
•	Gross profit increased by $4.75 million, or 68.5%, primarily due to increased pharma patient affordability revenue. Our gross profit margin increased approximately 10 percentage points to 62.9% versus 52.6% in the prior year primarily due to an increase in the mix of our revenue from our pharma patient affordability business and stable plasma gross margins, offset by increased cost of revenues mentioned above.
•	Selling, general and administrative expenses increased by $1.49 million, or 25.2%, compared to the same period in the prior year and consisted primarily of an increase in (i) compensation and benefits of approximately $1.54 million due to continued hiring to support the company’s growth primarily from our pharma patient affordability business, a tight labor market and increased benefit costs; (ii) technologies and telecom of approximately $333 thousand primarily related to ongoing platform security investments; and (iii) merger and acquisition costs of approximately $108 thousand. This increase was offset by a decrease in outside professional services of approximately $128 thousand, an increase of $359 thousand in the amount of capitalized platform development costs and a decrease in other costs of approximately $9 thousand.
•	Depreciation and amortization expense increased by $515 thousand, or 40.0%, due mainly to the continued capitalization of new software development costs and equipment purchases related to enhancements to our processing platform.
•	Other income increased by $31 thousand primarily related to an increase in interest income resulting from higher average cash balances and stable interest rates.
•	We recorded an income tax expense of $665 thousand which was based on our net operating income adjusted for discrete items that occurred within the quarter. The effective tax rate of 20.5% compared to 34.7% varies primarily as a result of tax benefits related to our stock-based compensation.
•	Net income of $2.59 million, or $0.05 per diluted share, increased by $2.28 million compared to net income of $309 thousand, or $0.01 per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $3.26 million, or 317.3%, to $4.29 million due to the factors mentioned above.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $3.27 million, or 193.3%, to $4.96 million, or $0.09 per diluted share, due to the factors mentioned above.

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First Quarter 2025 Milestones

•	Exited the quarter with approximately 7.6 million cardholders and approximately 630 card programs.
•	Quarter-over-quarter revenue increased 41.0%.
•	Pharma patient affordability revenue increased 260.8%.
•	Added four net plasma donation centers, ending the quarter with 484 centers.
•	Added 14 net pharma patient affordability programs, ending the quarter with 90 active programs.

Balance Sheet at March 31, 2025

The company’s cashflows decreased $10.85 million from December 31, 2024, largely related to increased accounts receivable balances related to the growth of our patient affordability programs.

Unrestricted cash decreased $3.92 million to $6.85 million from December 31, 2024. The decrease resulted primarily from the purchase of the assets of Gamma Innovation LLC, the payment of accrued operating expenses from the prior year and the repurchase of 100,000 shares of common stock.

Restricted cash decreased $6.93 million to $104.64 million from December 31, 2024, primarily related to a reduction in customer program deposits for our plasma customers of $17.99 million, offset by an increase of pharma patient affordability deposits of $5.94 million and funds on cards of $4.85 million. Restricted cash is funds used for customer card funding and pharmaceutical claim reimbursements with a corresponding offset under current liabilities.

Updated 2025 Outlook

“We delivered another quarter of solid operating results with our patient affordability business leading the way, representing 46.3% of revenue, a significant increase from the 18.1% of revenue it contributed during the same period last year. This has helped offset the decline we have experienced in plasma due largely to an industry-wide oversupply of plasma inventories. Early operating efficiencies from our Gamma acquisition are very promising as we look to reduce the reliance of third-party professional services that have historically been capitalized as part of our platform development costs. By the end of our second quarter, we expect to be on an annual run rate for cash cost savings of $4.0 million to $5.0 million,” said Jeff Baker, Paysign CFO.

“With the results of our first quarter of 2025 now in the books and our preliminary purchase price allocation for the Gamma acquisition now substantially complete, we are revising our full-year 2025 estimated results upward. We expect total revenues to be in the range of $72.0 million to $74.0 million, reflecting year-over-year growth of 25.0% at the midpoint. Plasma is estimated to make up approximately 57% of total revenue, representing a year-over-year decline of 8.0% to 10.0%, while patient affordability revenue is expected to make up approximately 43.0% of total revenue, representing year-over-year growth of over 135%. Given the seasonality we see with our patient affordability business and trends in our plasma business, we continue to forecast revenue to be slightly higher in the first half of the year compared to the second half of the year with a corresponding impact on operating income. Full-year gross profit margins are expected to be between 62.0% and 64.0% reflecting stable margins in our plasma business and increased revenue contribution from our pharma patient affordability business. Operating expenses are being revised lower due to operational synergies driven by the Gamma acquisition as well as revisions to stock compensation and amortization following the purchase price allocation for Gamma. Operating expenses are now expected to be between $41.0 million and $43.0 million with depreciation and amortization expense of approximately $8.0 million and stock-based compensation of approximately $3.8 million. Interest income is estimated to be approximately $2.9 million. Taking all the factors above into consideration, we now expect net income to be between $6.0 million and $7.0 million for the year, or $0.10 to $0.12 per diluted share. Adjusted EBITDA is expected to be in the range of $16.0 million to $17.0 million, or $0.28 to $0.30 per diluted share. The diluted share count for the year is estimated to be 56.0 million shares.”

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“For the second quarter of 2025, we expect total revenue to be in the range of $18.5 million to $19.0 million, reflecting continued strength for our patient affordability business, offset by weakness with our plasma business. We expect plasma revenues to be approximately 54% to 55% of revenue and patient affordability to be approximately 41% to 42% of revenue. Gross profit margins are expected to be 63.0% to 64.0%. Operating expenses are expected to be between $10.0 million and $11.0 million, of which depreciation and amortization will be approximately $2.0 million and stock-based compensation will be approximately $1.0 million. Adjusted EBITDA is expected to be in the range of $4.5 million to $5.0 million, or approximately 25.5% of revenue,” Baker concluded.

First quarter 2025 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time on Thursday May 8, 2025, to discuss its first quarter 2025 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 800.579.2543 (within the U.S.) and +1.785.424.1789 (outside the U.S.), using “PAYSIGN” as the conference ID. A call replay will be available until August 8, 2025, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13753463.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our belief that our pipeline remains robust and that we are extremely confident that the business will continue its current growth trajectory; our focus on unlocking the full potential of our recent Gamma Innovation acquisition, by streamlining operations and expanding the capabilities of our platform; our belief that by integrating engagement technology into our existing payment solutions, we are well-positioned to deliver greater value to our customers and drive long-term growth, particularly within the plasma, pharmaceutical, and broader healthcare industries; our belief that early operating efficiencies from our Gamma acquisition are very promising as we look to reduce the reliance of third party professional services that have historically been capitalized as part of our platform development costs; our expectation that by the end of our second quarter, we will be on an annual run rate for cash cost savings of $4.0 million to $5.0 million; our expectations for total revenues, plasma revenue percentage of total revenue, pharma revenue percentage of total revenue, gross profit margins, operating expenses, interest income, net income, adjusted EBITDA, and the diluted share count for the full-year 2025; and our expectations for total revenue, plasma revenue as a percentage of total revenue, gross profit margins, operating expenses, and adjusted EBITDA for the second quarter of 2025. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

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Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company’s commitment to world-class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Investor Relations: 888.522.4810 paysign.com/investors ir@paysign.com	Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues
Plasma industry	$9,409,880	$10,368,034
Pharma industry	8,618,653	2,388,644
Other	569,616	433,396
Total revenues	18,598,149	13,190,074

Cost of revenues	6,907,321	6,250,823

Gross profit	11,690,828	6,939,251

Operating expenses
Selling, general and administrative	7,400,759	5,911,198
Depreciation and amortization	1,801,003	1,286,405
Total operating expenses	9,201,762	7,197,603

Income (loss) from operations	2,489,066	(258,352)

Other income
Interest income, net	762,198	731,344

Income before income tax provision	3,251,264	472,992
Income tax provision	665,164	163,896

Net income	$2,586,100	$309,096

Income per share
Basic	$0.05	$0.01
Diluted	$0.05	$0.01

Weighted average common shares
Basic	53,576,030	52,844,638
Diluted	55,142,511	54,760,842

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2025 (Unaudited)	December 31, 2024 (Audited)
ASSETS
Current assets
Cash	$6,847,021	$10,766,982
Restricted cash	104,643,347	111,576,204
Accounts receivable, net	52,234,762	32,639,242
Other receivables	1,048,928	1,606,276
Prepaid expenses and other current assets	2,379,800	2,247,929
Total current assets	167,153,858	158,836,633

Fixed assets, net	1,134,779	1,157,975
Intangible assets, net	25,151,765	12,239,717
Goodwill	5,512,637	–
Operating lease right-of-use asset	2,683,754	2,792,922
Deferred tax asset, net	3,481,233	4,000,950

Total assets	$205,118,026	$179,028,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$48,914,973	$34,330,217
Operating lease liability, current portion	472,007	448,008
Other liabilities, current portion	2,000,000	–
Customer card funding	104,291,641	111,328,270
Total current liabilities	155,678,621	146,106,495

Operating lease liability, long-term portion	2,356,504	2,480,070
Other liabilities, long-term portion	7,808,637	–

Total liabilities	165,843,762	148,586,565

Stockholders’ equity
Common stock; $0.001 par value; 150,000,000 shares authorized, 55,082,382 and 54,358,382 issued at March 31, 2025 and December 31, 2024, respectively	55,082	54,358
Additional paid-in capital	31,253,799	24,632,205
Treasury stock at cost, 934,708 and 834,708 shares, respectively	(2,148,715)	(1,772,929)
Retained earnings	10,114,098	7,527,998
Total stockholders’ equity	39,274,264	30,441,632

Total liabilities and stockholders’ equity	$205,118,026	$179,028,197

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income or net income as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended
	March 31,
	2025	2024
Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$2,586,100	$309,096
Income tax provision	665,164	163,896
Interest income, net	(762,198)	(731,344)
Depreciation and amortization	1,801,003	1,286,405
EBITDA	4,290,069	1,028,053
Stock-based compensation	672,318	663,951
Adjusted EBITDA	$4,962,387	$1,692,004

Adjusted EBITDA per share
Basic	$0.09	$0.03
Diluted	$0.09	$0.03

Weighted average common shares
Basic	53,576,030	52,844,638
Diluted	55,142,511	54,760,842

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“EBITDA margin” is defined as earnings before interest, income taxes, depreciation and amortization expense as a percentage of the company’s revenue and “Adjusted EBITDA margin” reflects the adjustment to EBITDA margin to exclude stock-based compensation expense as a percentage of revenue. A reconciliation of net income margin to EBITDA margin and Adjusted EBITDA margin is provided in the table below.

	Three Months Ended March 31, (As a percentage of Revenue)
	2025		2024
Reconciliation of EBITDA margin and Adjusted EBITDA margin to net income margin:
Net income margin	13.9%		2.3%
Income tax provision	3.6%		1.2%
Interest income, net	(4.1%	)	(5.5%	)
Depreciation and amortization	9.7%		9.8%
EBITDA margin	23.1%		7.8%
Stock-based compensation	3.6%		5.0%
Adjusted EBITDA margin	26.7%		12.8%

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